Exhibit 99.1

Cano Appoints New Board Member	Monday, October 25, 2004

FORT WORTH, Texas, October 25, 2004 - Cano Petroleum, Inc. (OTCBB: CAOP) is pleased to announce that Randall Boyd has joined the company’s Board of Directors. Mr. Boyd brings to Cano valuable business and management expertise as he helps guide the company toward maximizing long term value for all stakeholders.

Mr. Boyd brings to Cano extensive expertise in running multi-billion dollar global corporations.  Prior to joining Cano, he worked as a Global Executive Vice President for LSG Sky Chefs, the world’s largest provider of integrated in-flight solutions to the airline industry.  During his tenure with LSG Sky Chefs, Mr. Boyd served as a member of the company’s Global Executive Board — with supervisory responsibility for the Americas region on behalf of the Board — and as Chairman of eLSG.Skychefs Executive Board.   Mr. Boyd earned a Masters in Business Administration from Millsaps College in Jackson, Mississippi.

“Cano is pleased to have attracted someone of Randall Boyd’s caliber and experience to its Board,” said Jeff Johnson, Chairman and CEO of Cano Petroleum.  “Randall brings immense value to the company in terms of his broad business experience, corporate governance skills and ability to manage large enterprises.   His personal investment in the company as well as his willingness to serve on our Board indicate his confidence in the future of our company.”

ABOUT CANO PETROLEUM:
Cano Petroleum, Inc. is an independent Texas-based energy producer with properties in the mid-continent region of the United States.  Led by an experienced management team, Cano’s primary focus is on increasing domestic production from proven fields using enhanced recovery methods.  Cano is traded under the ticker symbol CAOP on the NASD Bulletin Board.  Additional information is available at www.canopetro.com.

INVESTOR AND MEDIA RELATIONS CONTACT:
Primoris Group
(866) 314-2266
info@canopetro.com

Information Regarding Forward-Looking Statements: Except for historical information contained herein, the statements in this Press Release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, volatility of natural resource prices, product demand, market competition, and risks inherent in our operations. These and other risks are described in our Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.